Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 3, 2016
Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287
Corporate Relations - Media
CONTACT: Diane Johnson
PHONE: 412-248-8220
KENNAMETAL ANNOUNCES FISCAL SECOND QUARTER 2016 RESULTS, COMPLETES SALE OF NON-CORE BUSINESSES
-    Reported loss per diluted share (LPS) of $2.12, adjusted earnings per diluted share (EPS) of $0.14

-	Completed sale of non-core businesses; loss on divestiture of $133 million or $1.20 per share
-    Non-cash, goodwill and other intangible assets impairment charge of $108 million or $0.98 per share
-    Continued focus on improving working capital management, generated operating cash flow of $103 million despite pressure on earnings
-    Delivered incremental savings of $13 million from restructuring programs in the quarter; on track to deliver FY16 incremental savings of approximately $47 million

-	FY16 EPS guidance of $0.85 to $1.05; company now expects total organic sales decline of 10 to 13 percent for the fiscal year
PITTSBURGH, Pa., (February 3, 2016) – Kennametal Inc. (NYSE: KMT) today reported results for the 2016 fiscal second quarter ended December 31, 2015, with a loss per diluted share (LPS) of $2.12, compared with the prior year quarter LPS of $4.89. Adjusted EPS were $0.14 in the current quarter compared with $0.52 in the prior year quarter.

Don Nolan, President and CEO commented, “We are clearly operating in an environment where some of our key end markets are under significant pressure. We continue to adjust our global operations to best manage through this challenging time. We are acting quickly in anticipation of continued headwinds in our fiscal year 2016.”
Nolan continued, “As we address what is needed to be done in this environment, we are also positioning the Company to fully leverage our core strengths for attractive, long-term growth and profitability. Kennametal has strong brands, superior technologies, and great customer relationships. We have divested non-core businesses and continue to invest in R&D and capital, focusing on our core in order to deliver great value to our customers each and every day. We look to the future and improved market conditions to fully leverage the many changes we have made within the global organization, incrementally improve margins, and drive value-enhancing long-term profitable growth.”
Fiscal 2016 Second Quarter Key Developments

•
Sales were $524 million, compared with $676 million in the same quarter last year. Sales decreased by 22 percent, reflecting a 12 percent organic decline due to weakening of our served end markets, a 6 percent unfavorable currency exchange impact and a 4 percent decline due to divestiture.

•
During the December quarter end, the company performed an interim impairment test of goodwill and indefinite-lived intangible assets for the Industrial and Infrastructure reporting units. This preliminary test was undertaken as a result of end market challenges, which required the company to reduce fiscal 2016 guidance, resulting in a corresponding decrease in share price. The test resulted in an estimated non-cash pre-tax goodwill and other intangible asset impairment charge in the Infrastructure segment of $106 million, or $0.96 per share, and an estimated non-cash pre-tax trademark impairment charge in the Industrial segment of $2 million, or $0.02 per share. The valuation will be completed in the company's fiscal third quarter.

•
On a combined basis, pre-tax restructuring and related charges were $9 million, or $0.08 per share, and pre-tax benefits were approximately $19 million, or $0.18 per share in the quarter. In the same quarter last year, pre-tax restructuring and related charges were $13 million, or $0.13 per share, and pre-tax benefits were approximately $6 million, or $0.07 per share.

•
Kennametal completed the sale of several non-core businesses related to certain castings, steel-plate fabrication and deburring for an aggregate price of approximately $70 million prior to working capital adjustments, or $61 million including working capital adjustments of approximately $9 million. A portion of the transaction proceeds were used to pay down revolver debt with the remaining balance being held as cash on hand. The pre-tax loss on the sale was $133 million, or $1.20 per share.

•
Operating loss was $234 million, compared with $334 million in the same quarter last year. Adjusted operating income was $17 million, compared with $61 million a year ago. The decrease in adjusted operating results was driven primarily by organic sales decline, unfavorable mix, and lower fixed cost absorption, offset partially by lower raw material costs and restructuring benefits. Adjusted operating margin was 3.2 percent in the current period and 9.1 percent in the prior period.

•
The reported effective tax rate (ETR) was 29.7 percent (benefit on a loss) and the adjusted ETR was 13.1 percent (benefit on income). The difference between the reported and adjusted ETR was due to goodwill and other intangible asset impairment charges and the loss on divestiture. For the second quarter of fiscal 2015, the reported ETR was 12.7 percent (provision on a loss) and the adjusted ETR was 17.7 percent (provision on income). The change in the adjusted ETR is driven primarily by a shift in jurisdictional mix of earnings and the impact of the permanent extension of the research and development tax credit in the current year.

•	LPS was $2.12, compared with the prior year quarter LPS of $4.89. Adjusted EPS were $0.14 in the current quarter and $0.52 in the prior year quarter.

(Loss) Earnings Per Diluted Share and Effective Tax Rate Reconciliation
Second Quarter	FY2016		FY2015
	Diluted (LPS) EPS	Effective tax rate	Diluted (LPS) EPS	Effective tax rate
Reported Results	$(2.12)	29.7%	$(4.89)	(12.7)%
Restructuring and related charges	0.08	—	0.13	2.3
Goodwill and other intangible asset impairment charges	0.98	(25.0)	5.28	28.1
Loss on divestiture	1.20	(17.8)	—	—
Adjusted Results	$0.14	(13.1)%	$0.52	17.7%

•
The company realized year-to-date free operating cash flow of $46 million compared with $82 million in the same period last year. The decrease in free operating cash flow was primarily attributable to lower cash earnings, net of tax, partially offset by improved working capital management.

Segment Developments for the Fiscal 2016 Second Quarter

•
Industrial segment sales of $311 million decreased 16 percent from $372 million in the prior year quarter due to organic decline of 9 percent and unfavorable currency exchange of 7 percent. Excluding the impact of currency exchange and divestiture, sales decreased approximately 31 percent in energy, approximately 9 percent in general engineering, approximately 5 percent in transportation and approximately 3 percent in aerospace and defense. Activity in the energy end market continued to be weak, also adversely impacting the general engineering end market where the company believes there has been destocking in the indirect channel, particularly in the Americas. Sales in the transportation end market were also impacted by destocking in Asia during the quarter. On a segment regional basis excluding the impact of currency exchange and divestiture, sales decreased 15 percent in the Americas and 14 percent in Asia, partially offset by 1 percent increase in Europe.

•
Industrial segment operating income was $7 million compared with $42 million in the prior year. Adjusted operating income was $22 million compared to $48 million in the prior year quarter, driven by organic sales decline, lower fixed cost absorption, unfavorable currency exchange and unfavorable business mix, partially offset by restructuring program benefits and lower raw material costs. Industrial adjusted operating margin was 7.0 percent compared with 12.8 percent in the prior year.

•
Infrastructure segment sales of $213 million decreased 30 percent from $304 million in the prior year quarter. The decrease was driven by 20 percent organic sales decline, 6 percent due to divestiture and 4 percent unfavorable currency exchange. Excluding the impact of currency exchange and divestiture, sales decreased by approximately 34 percent in energy, approximately 23 percent in general engineering and approximately 18 percent in earthworks. The continued weakening in global demand for energy resources and the related over-supply of these commodities, coupled with the economic downturn in Asia - particularly China - has had a significant impact on demand for the company's products. This reduced demand has been most severe in the North American region with the company's concentration in oil and gas and underground mining markets. This weakness is expected to continue for the foreseeable future. On a segment regional basis excluding the impact of divestiture and currency exchange, sales decreased 28 percent in the Americas, 10 percent in Europe and 9 percent in Asia.

•
Infrastructure segment operating loss was $238 million, compared with operating loss of $372 million in the same quarter of the prior year. Adjusted operating loss was $4 million compared to adjusted operating income of $15 million in the prior year quarter. The change in adjusted operating results was primarily due to lower organic sales, lower fixed cost absorption and unfavorable business mix, partially offset by the benefits of restructuring savings and lower raw material costs.

Fiscal 2016 First Half Key Developments

•
Sales were $1,079 million, compared with $1,371 million in the same period last year. Sales decreased by 21 percent, reflecting a 13 percent organic decline due to weakening in our served end markets, 7 percent unfavorable currency exchange impact and 1 percent from divestiture.

•
Operating loss was $227 million, compared with $273 million in the same period last year. Adjusted operating income was $38 million in the current period, compared with adjusted operating income of $130 million in the prior year. Adjusted operating results decreased due to organic sales decline, lower fixed cost absorption, unfavorable mix and unfavorable currency exchange, offset partially by restructuring benefits and lower raw material costs. Adjusted operating margin was 3.6 percent, compared with 9.5 percent in the prior year.

•	LPS was $2.20 in the current year period, compared with $4.40 the prior year period. Adjusted EPS were $0.29 in the current year period and $1.09 in the prior year period.

Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Restructuring Programs

The previously announced restructuring programs are expected to produce combined annual ongoing pre-tax permanent savings of $105-$125 million. In total, pre-tax charges for these initiatives are expected to be approximately $185-$205 million. The estimated annualized savings decreased from the fiscal first quarter 2016 estimates due to the sale of non-core businesses.

RESTRUCTURING AND RELATED CHARGES AND SAVINGS (PRE-TAX)
	Estimated Charges	Current Quarter Charges	Charges To Date	Estimated Annualized Savings	Approximate Current Quarter Savings	Approximate Savings Since Inception	Expected Completion Date
Phase 1	$55M-$60M	$1M	$58M	$40M-$45M	$10M	$52M	6/30/2016
Phase 2	$90M-$100M	$6M	$38M	$40M-$50M	$8M	$24M	12/31/2018
Phase 3	$40M-$45M	$2M	$5M	$25M-$30M	$1M	$1M	3/31/2017
Total	$185M-$205M	$9M	$101M	$105M-$125M	$19M	$77M

Outlook
At our investor conference in December, we announced a reduction in our full fiscal year expectations. Consistent with that announcement, we have reduced guidance for consolidated adjusted EPS for the full fiscal year to be in the range of  $0.85 to $1.05. This reflects an adjustment of approximately 40 percent at the midpoint from our previous adjusted EPS guidance, which was projected to be in the range of $1.50 to $1.70. See detail of EPS changes below.

Due to the further deterioration of our end markets as evidenced by continued declines in industrial production indices, U.S. and China coal mining, as well as further reductions in oil and gas activity, the company has revised its fiscal 2016 outlook. Further, US industrial production levels in particular have significantly decreased, with Purchasing Managers' Index (PMI) falling below 50 percent after the end of November.

The company now expects fiscal 2016 total sales to decline in the range of 20 to 23 percent and organic sales to decline in the range of 10 to 13 percent. Previously, our October guidance provided in the fiscal first quarter 2016 earnings release, the decline in total sales was projected to be in the range of 10 to 14 percent, with a decline in organic sales of 6 to 10 percent. The current guidance reflects the impact of the sale of non-core businesses, whereas the previous guidance did not reflect this transaction.

Consistent with the change of expectations in December, the company has reduced EPS approximately 40 percent at the midpoint, and now expects consolidated adjusted EPS to be in the range of $0.85 to $1.05 for the full fiscal year. Previously, adjusted EPS was projected to be in the range of $1.50 to $1.70. See detail of EPS changes below.

FY16 mid-point previous EPS guidance - post divestiture	$1.60
Organic sales	(0.48)
Absorption, mix, productivity and raw materials	(0.37)
Cost reductions and performance-based compensation adjustments	0.06
Taxes *	0.15
Other	(0.01)
FY16 mid-point revised EPS guidance	$0.95
*The revised outlook includes a lower ETR than was previously expected which positively impacted EPS by approximately $0.15 per share.
The company now expects to generate cash flow from operations between $215 million and $245 million for fiscal 2016. Based on anticipated capital expenditures of approximately $125 million to $135 million, the company expects to generate between $90 million and $110 million of free operating cash flow for the fiscal year. Previously, the company had projected cash flow from operations between $275 million and $310 million and free operating cash flow of $115 million to $135 million for the fiscal year.

As previously stated, the impact from the sale of non-core businesses has been reflected in Kennametal’s current guidance but was not included in the previous guidance.

Kennametal remains committed to maintaining investment-grade credit ratings. A portion of the proceeds from the divestiture and cash from operations, as well as any working capital reductions, have been used primarily for the purpose of debt reduction, and we will continue to focus on debt reduction in the near term. The company’s longer-term capital allocation process will continue to include disciplined capital investments in the business, as well as returning cash to shareholders through dividends and share repurchases.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable February 26, 2016 to shareholders of record as of the close of business on February 12, 2016.
The company will discuss its fiscal 2016 second quarter results in a live webcast at 11:00 a.m. Eastern Time today, February 3, 2016. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select "About Us", “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through March 3, 2016.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2016 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day over 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2015	2014	2015	2014
Sales	$524,021	$675,631	$1,079,376	$1,370,572
Cost of goods sold	383,215	476,173	787,345	953,015
Gross profit	140,806	199,458	292,031	417,557
Operating expense	123,580	137,459	252,824	285,947
Restructuring and asset impairment charges	112,237	388,839	121,357	390,402
Loss on divestiture	133,307	—	133,307	—
Amortization of intangibles	5,638	6,931	11,886	13,959
Operating loss	(233,956)	(333,771)	(227,343)	(272,751)
Interest expense	6,803	7,960	13,782	16,170
Other (income) expense, net	(732)	2,223	353	409
Loss before income taxes	(240,027)	(343,954)	(241,478)	(289,330)
(Benefit) provision for income taxes	(71,216)	43,751	(66,964)	58,248
Net loss	(168,811)	(387,705)	(174,514)	(347,578)
Less: Net income attributable to noncontrolling interests	416	597	939	1,236
Net loss attributable to Kennametal	$(169,227)	$(388,302)	$(175,453)	$(348,814)
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic loss earnings per share	$(2.12)	$(4.89)	$(2.20)	$(4.40)
Diluted loss earnings per share	$(2.12)	$(4.89)	$(2.20)	$(4.40)
Dividends per share	$0.20	$0.18	$0.40	$0.36
Basic weighted average shares outstanding	79,840	79,343	79,784	79,229
Diluted weighted average shares outstanding	79,840	79,343	79,784	79,229

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2015	June 30, 2015
ASSETS
Cash and cash equivalents	$138,978	$105,494
Accounts receivable, net	333,402	445,373
Inventories	477,499	575,531
Other current assets	113,113	132,148
Total current assets	1,062,992	1,258,546
Property, plant and equipment, net	719,529	815,825
Goodwill and other intangible assets, net	514,002	704,058
Other assets	143,729	71,100
Total assets	$2,440,252	$2,849,529
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$5,942	$15,702
Accounts payable	151,597	187,381
Other current liabilities	237,444	279,661
Total current liabilities	394,983	482,744
Long-term debt and capital leases	700,711	735,885
Other liabilities	190,281	255,465
Total liabilities	1,285,975	1,474,094
KENNAMETAL SHAREHOLDERS’ EQUITY	1,124,848	1,345,807
NONCONTROLLING INTERESTS	29,429	29,628
Total liabilities and equity	$2,440,252	$2,849,529

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2015	2014	2015	2014
Outside Sales:
Industrial	$310,883	$371,557	$624,217	$749,415
Infrastructure	213,138	304,074	455,159	621,157
Total outside sales	$524,021	$675,631	$1,079,376	$1,370,572
Sales By Geographic Region:
North America	$233,647	$319,495	$486,797	$654,065
Western Europe	145,842	183,583	301,563	374,437
Rest of World	144,532	172,553	291,016	342,070
Total sales by geographic region	$524,021	$675,631	$1,079,376	$1,370,572
Operating Income (Loss):
Industrial	$7,360	$41,795	$27,109	$85,812
Infrastructure	(237,738)	(371,920)	(246,166)	(352,699)
Corporate (1)	(3,578)	(3,646)	(8,286)	(5,864)
Total operating loss	$(233,956)	$(333,771)	$(227,343)	$(272,751)
(1)  Represents unallocated corporate expenses.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: gross profit and margin, operating expense, operating expense as a percentage of sales, operating (loss) income and margin, net (loss) income, diluted (LPS) EPS, effective tax rate, Industrial operating income and margin, Infrastructure operating (loss) income and margin and free operating cash flow (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results is the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED DECEMBER 31, 2015 - (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating (loss) income	Net (loss) income (2)	Diluted (LPS) EPS	Effective tax rate
Reported results	$524,021	$140,806	$123,580	$(233,956)	$(169,227)	$(2.12)	29.7%
Reported margins		26.9%	23.6%	(44.6)%
Restructuring and related charges (3)	—	1,676	(3,405)	8,862	6,393	0.08	—
Goodwill and other intangible asset impairment charges	—	—	—	108,456	78,239	0.98	(25.0)
Loss on divestiture	—	—	—	133,307	96,167	1.20	(17.8)
Adjusted results	$524,021	$142,482	$120,175	$16,669	$11,572	$0.14	(13.1)%
Adjusted margins		27.2%	22.9%	3.2%
(2) Represents amounts attributable to Kennametal Shareholders.
(3) Includes pre-tax restructuring related charges recorded in corporate of $2,281.

(in thousands, except percents)	Industrial sales	Industrial operating income	Infrastructure sales	Infrastructure operating loss
Reported results	$310,883	$7,360	$213,138	$(237,738)
Reported operating margin		2.4%		(111.5)%
Restructuring and related charges (4)	—	4,767	—	1,814
Goodwill and other intangible asset impairment charges	—	2,345	—	106,111
Loss on divestiture	—	7,258	—	126,049
Adjusted results	$310,883	$21,730	$213,138	$(3,764)
Adjusted operating margin		7.0%		(1.8)%
(4) Excludes pre-tax restructuring related charges recorded in corporate of $2,281.

THREE MONTHS ENDED DECEMBER 31, 2014 - (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Gross profit	Operating expense	Operating (loss) income	Net (loss) income (2)	Diluted (LPS) EPS	Effective tax rate
Reported results	$675,631	$199,458	$137,459	$(333,771)	$(388,302)	$(4.89)	(12.7)%
Reported margins		29.5%	20.3%	(49.4)%
Restructuring and related charges (5)	—	2,677	(3,415)	12,930	10,385	0.13	2.3
Goodwill and other intangible asset impairment charges	—	—	—	382,000	419,273	5.28	28.1
Adjusted results	$675,631	$202,135	$134,044	$61,159	$41,356	$0.52	17.7%
Adjusted margins		29.9%	19.8%	9.1%
(5) Includes pre-tax restructuring related charges recorded in corporate of $1,844.

(in thousands, except percents)	Industrial sales	Industrial operating income	Infrastructure sales	Infrastructure operating (loss) income
Reported results	$371,557	$41,795	$304,074	$(371,920)
Reported operating margin		11.2%		(122.3)%
Restructuring and related charges (6)	—	5,921	—	5,165
Goodwill and other intangible asset impairment charges	—	—	—	382,000
Adjusted results	$371,557	$47,716	$304,074	$15,245
Adjusted operating margin		12.8%		5.0%
(6) Excludes pre-tax restructuring related charges recorded in corporate of $1,844.

SIX MONTHS ENDED DECEMBER 31, 2015 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income	Diluted (LPS) EPS
Reported results	$1,079,376	$(227,343)	$(175,453)	$(2.20)
Reported operating margin		(21.1)%
Restructuring and related charges	—	23,974	17,736	0.22
Goodwill and other intangible asset impairment charges	—	108,456	80,236	1.01
Loss on divestiture and related charges	—	133,307	100,349	1.26
Adjusted results	$1,079,376	$38,394	$22,868	$0.29
Adjusted operating margin		3.6%

SIX MONTHS ENDED DECEMBER 31, 2014 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating (loss) income	Net (loss) income	Diluted (LPS) EPS
Reported results	$1,370,572	$(272,751)	$(348,814)	$(4.40)
Reported operating margin		(19.9)%
Restructuring and related charges	—	20,375	15,941	0.20
Goodwill and other intangible asset impairment charges	—	382,000	419,273	5.29
Adjusted results	$1,370,572	$129,624	$86,400	$1.09
Adjusted operating margin		9.5%

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended
	December 31,
(in thousands)	2015	2014
Net cash flow from operating activities	$102,790	$135,322
Purchases of property, plant and equipment	(61,175)	(54,672)
Proceeds from disposals of property, plant and equipment	4,402	978
Free operating cash flow	$46,017	$81,628